SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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WILSHIRE ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

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June 26, 2007

Dear Fellow Stockholder:

By now you should have received Wilshire's 2006 annual report, proxy statement and WHITE proxy card for our Annual Meeting scheduled for July 19, 2007. Your participation at this year’s Annual Meeting is very important, and we urge you to support your current Board by voting the WHITE proxy card FOR the Company’s nominees to the Board; FOR the ratification of J.H. Cohn as the Company’s auditors for 2007; and AGAINST the stockholder proposal that may be raised at the meeting.

You may also have received a separate set of proxy materials, including a green proxy card, from Full Value Partners, a hedge fund, seeking your support for Full Value’s two nominees for the Board and in favor of a proposal the hedge fund may make to auction Wilshire to the highest bidder.

Full Value in its proxy statement makes several statements about your Company’s management and chief executive officer, which we believe are misrepresentations, innuendos and outright falsehoods. Do not be deceived by these statements. While claiming to be acting in your best interests to maximize value, we believe the hedge fund, which only took a meaningful position in your Company less than a year ago, is simply seeking your help to further its own interests potentially at the expense of other stockholders.

WHAT YOU SHOULD KNOW

•	The hedge fund says that the steps we promised to take a year ago to unlock stockholder value “obviously have not happened.”

Really? The truth is that between May 2006 and April 2007, Wilshire sold a hotel, an apartment complex, undeveloped land and condominium units for total net proceeds of more than $7 million. The Company also took a variety of steps we believe have enhanced the value of a number of our other properties and your Company as a whole. These steps include the completion of a significant phase of the upgrade of our Amboy Tower property in New Jersey and the interior renovation of The Royal Mall Plaza office and retail complex in Arizona; contracting to buy property in Sussex, New Jersey which will provide improved access to the vacant 17.32 acres zoned for multi-family units adjacent to the Company’s Alpine Apartments complex, making the property more conducive to condominium development; and completion of preliminary construction plans for the conversion of our apartment complex in Tucson to senior housing at potentially higher rents.

•	The hedge fund says, “Ms. Izak will never agree to sell the Company unless both the shareholders and the Board demand it. We need a real watchdog on the Board … to keep Ms. Izak honest.”

Really? As we pledged we would do, and as we previously disclosed, we are pursuing an aggressive effort to sell or merge your Company. Consistent with our value maximization strategy and as we previously disclosed, Wilshire's investment banker, Friedman, Billings, Ramsey & Co., Inc. (FBR), has distributed an information memorandum to interested parties concerning the potential sale or merger of Wilshire and is now actively soliciting bids. We expect to receive preliminary bids by June 29.

Since Full Value questions our efforts to sell the Company -- we wonder what part of “actively soliciting bids” this supposedly sophisticated hedge fund does not understand. We also wonder how the hedge fund’s interference at this late date accelerates the orderly process of selling or merging the Company that is now in such an advanced stage.

•	The hedge fund says it would maximize value by auctioning the Company to the highest bidder.

Really? Sell the company to the highest bidder regardless of the price? Is this their sophisticated approach for maximizing value?

Your Board of Directors believes that the orderly effort, which your Board has already started, to sell or merge your Company in a carefully negotiated transaction has the potential to result in a higher price than the immediate auction suggested by Full Value. We are open to a much wider range of transactions -- for example, a sale or merger for cash or for the stock of a third party, which could possibly result in a transaction that is tax-free to the Company’s stockholders. We believe this flexibility and willingness to consider all options to maximize stockholder value is a far better strategy than to needlessly restrict ourselves to an auction process.

•	The hedge fund says, “If Ms. Izak is truly seeking to maximize shareholder value, why is she afraid of having (a Full Value) representative on the Board.”

Afraid? Hardly. Concerned that the hedge fund’s “representatives,” with no relevant experience that is evident to us, will interfere with and potentially even delay the orderly effort to sell or merge your Company now underway? Yes.

After interviewing the hedge fund’s nominees, reviewing available information about them and examining their qualifications, the Nominating Committee, and your Board, decided not to nominate Full Value’s nominees. Our independent nominating committee believes that the Company's two Board nominees, both of whom have many years of directly relevant real estate industry experience and are knowledgeable about the Company’s business and industry, will better serve the interests of ALL the Company’s stockholders than Full Value’s nominees. We also don’t think that Full Value has demonstrated to you that its nominees are qualified to serve on your Board.

•	The hedge fund accuses our Chairman and CEO, Sherry Wilzig Izak, of seeking to “maintain her salary, bonus and other perks as long as possible.”

Really? The illogic of this unsubstantiated claim is evident when you consider that Ms. Izak and her family own more stock in our Company than Full Value, and stand to gain the most from a sale.

•
The hedge fund claims that management “squandered” money investigating a “relatively trivial” matter in which a benefit may have been improperly conferred upon a private consulting firm while a principal of that firm was a public servant.

Really? Until all of the facts of this matter are known and the governmental investigation -- which Full Value conveniently forgot to tell you about -- is completed how can Full Value so casually criticize our efforts to protect the Company and ALL of our stockholders? We believe that the hedge fund’s distorted description of this matter raises a serious question about their nominees’ motives and qualifications to serve on your Board.

WE HAVE ALREADY DELIVERED SUBSTANTIAL VALUE TO YOU

For the five year period ended December 31, 2006, an investment in Wilshire common stock yielded a cumulative total return -- capital appreciation plus the $3.00 per share extraordinary cash dividend we paid to stockholders on June 29, 2006 -- of approximately 121%, substantially exceeding the cumulative total return on the Russell 3000 index and the S&P Composite over the same period.

WE BELIEVE THAT THIS OUTSTANDING PERFORMANCE PROVIDES MORE REASON FOR YOUR CONTINUED SUPPORT OF YOUR BOARD.

YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE ON THE ENCLOSED WHITE PROXY CARD

We urge you to vote FOR our nominees for the Board of Directors -- Ernest Wachtel, a Board member since 1970, and W. Martin Willschick, a Board member since 1997, both of whom were instrumental in the design and successful implementation of the value maximization strategy that has delivered the significant returns to our stockholders -- FOR the ratification of J.H. Cohn as our auditors for 2007, and AGAINST Full Value's proposal to auction the Company (if that proposal is properly presented at the Annual Meeting) on the WHITE proxy card.

You may also vote your shares on the Internet or by toll-free telephone. If you have any questions or need any assistance voting your shares, please do not hesitate to contact The Altman Group, which is assisting us in this matter, by calling them toll-free at (800) 398-3191.

We appreciate your support.

The Board of Directors of
Wilshire Enterprises, Inc.

ADDITIONAL INFORMATION

In connection with Wilshire Enterprises, Inc.’s (“Wilshire”) 2007 Annual Meeting, on June 18, 2007, Wilshire filed a proxy statement with the Securities and Exchange Commission ("SEC") and commenced mailing to stockholders on or about June 18, 2007. Wilshire stockholders are urged to read the proxy statement carefully because it contains important information. Investors and stockholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Wilshire with the SEC in connection with the 2007 Annual Meeting, through the SEC's web site at www.sec.gov. Stockholders may also obtain free copies of the proxy statement and other documents filed by Wilshire in connection with the 2007 Annual Meeting by directing a request to The Altman Group, which is assisting us in this matter, by calling them toll-free at (800) 398-3191.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.